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                                                                      EXHIBIT 8
                               BROWN & WOOD LLP
                            ONE WORLD TRADE CENTER
                           NEW YORK, NEW YORK 10048
                           TELEPHONE: (212) 839-5300
                           FACSIMILE: (212) 839-5599

                                                        December 2, 1997
INMC Mortgage Holdings, Inc.
155 North Lake Avenue
Pasadena, CA 91101


Ladies and Gentlemen:

        This is our response to your request for our opinion on certain federal income tax matters concerning INMC Mortgage Holdings, Inc. (the "Company") in connection with the Form S-3 Registration Statement of the Company filed with the Securities and Exchange Commission on December 2, 1997 (the "Registration Statement").

        This opinion is based, in part, on various assumptions and representations, including representations made by the Company concerning factual matters set forth in the Registration Statement and in a letter delivered to us by the Company today.

        This opinion is also based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations interpreting the Code, and certain judicial and administrative precedents interpreting the Code and related regulations. All of the foregoing authorities are subject to change, and any such changes could be effective retroactively. Any changes to the foregoing authorities could alter the opinions we express herein.

        Based on the foregoing, we opine that, beginning with the Company's taxable year ending December 31, 1985, and for each year thereafter, the Company has been organized in conformity with and has operated in conformity with the requirements for qualification as a real estate investment trust (a "REIT") under the Code, and the Company's proposed method of operation going forward will enable the Company to continue to conform to the requirements for qualification as a REIT. In addition, we opine that the information in the Registration Statement under the caption "Certain Federal Income Tax Considerations To The Company Of Its REIT Election," to the extent that it concerns matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is accurate in all material respects.

        We express no opinions other than those set out above. Moreover, the Company's continued qualification as a REIT will
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depend on the Company's actual operations and the results of those operations for purposes of the annual source of gross income requirements, the quarterly asset requirements, the annual distribution requirements, and the various organizational requirements that must be satisfied to maintain REIT status under the Code. We will not review the Company's operations and no assurances can be given that the actual operations of the Company will satisfy the REIT requirements set out in the Code or the representations that the Company has made to us concerning those requirements.

        This opinion is furnished to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8 to the Registration Statement and to the use of our name in connection with the material discussed therein under the captions "Certain Federal Income Tax Consequences To The Company Of Its REIT Election." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                        Very truly yours,


                                        /s/ Brown & Wood LLP


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